Exhibit (a)(1)(I)

First Reserve Announces Waiver of Inside Date Condition

STAMFORD, CT AND HOUSTON, TX – December 22, 2020 – First Reserve Fund XIV, L.P. (“First Reserve”) announced today that its affiliates, FR Utility Services, Inc. (“Parent”) and FR Utility Services Merger Sub, Inc. (“Merger Sub”) have waived the “Inside Date Condition” described in the Offer to Purchase, as amended, in connection with the previously announced all-cash tender offer for $7.00 per share for all of the issued and outstanding shares of common stock of The Goldfield Corporation (NYSE American: GV). All other terms and conditions of the tender offer remain unchanged.

The tender offer will expire on December 29, 2020, at 11:59 P.M., New York City time, unless the tender offer is extended in accordance with the terms of the merger agreement announced by First Reserve and Goldfield on November 24, 2020 and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Innisfree M&A Incorporated is acting as information agent for Parent and Merger Sub in the tender offer. American Stock Transfer & Trust Company, LLC is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to Innisfree M&A Incorporated by telephone at (877) 717-3930 or banks and brokers may call (212) 750-5833.

About First Reserve

First Reserve is a leading global private equity investment firm exclusively focused on energy, including related industrial markets. With over 35 years of industry insight, investment expertise and operational excellence, the Firm has cultivated an enduring network of global relationships and raised more than $32 billion of aggregate capital since inception. First Reserve has completed approximately 700 transactions (including platform investments and add-on acquisitions), creating several notable energy companies throughout the Firm’s history. Its portfolio companies have operated on six continents, spanning the energy spectrum from upstream oil and gas to midstream and downstream, including resources, equipment and services, and associated infrastructure. Please visit www.firstreserve.com for further information.

Forward-Looking Statements

Any forward-looking statements, including, but not limited to, statements regarding the proposed transaction between First Reserve and Goldfield, the expected timetable for completing the transaction, strategic and other potential benefits of the transaction, and other statements about First Reserve or Goldfield managements’ future expectations, beliefs, goals, plans or prospects, are subject to risks and uncertainties such as those described in Goldfield’s periodic reports on file with the SEC. These statements speak only as of the date of this press release and are based on First Reserve’s and Goldfield’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions; and changes in facts and circumstances and other uncertainties concerning the proposed transaction. Further information about these matters can be found in Goldfield’s SEC filings. First Reserve and Goldfield caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Except as required by applicable law or regulation, First Reserve and Goldfield do not undertake any obligation to update or revise any of their forward-looking statements to reflect future events or circumstances.

Important additional information will be filed with the SEC

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials Purchaser filed with the SEC upon commencement of the tender offer.

This communication is for informational purposes only. The tender offer transaction commenced by affiliates of First Reserve is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by such affiliates of First Reserve with the SEC. In addition, Goldfield has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. PRIOR TO MAKING ANY DECISION REGARDING THE TENDER OFFER, GOLDFIELD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER MATERIALS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME. Goldfield stockholders are able to obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 may be obtained free of charge from Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, Telephone Number (877) 717-3930 or banks and brokers may call (212) 750-5833, the information agent for the tender offer.

Media Contact:

First Reserve Media:

Jonathan Keehner / Julie Oakes

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449

joakes@joelefrank.com